Exhibit 23.8

Consent of P&E Mining Consultants Inc.
We hereby consent to the inclusion in this Annual Report on Form 10-K, which is being filed with the United States Securities and Exchange Commission (“SEC”), of references to our name and the information derived from, the technical report titled “Technical Report and Pre-Feasibility Study on the True North Gold Mine, Bissett, Manitoba, Canada” dated November 22, 2016, effective June 30, 2016 (the “Technical Report”). We further consent to the inclusion in the Annual Report of the statements attributed to us concerning the equivalence of the proven and probable reserves reported in the Technical Report to those determined under SEC Industry Guide 7.
We also consent to the incorporation by reference in Klondex Mines Ltd.’s Registration Statement on Form S-8 (No. 333-215156), of references to our name, the statements attributed to us concerning the Proven and Probable Reserves, and the information derived from the Technical Report, which are included in the Annual Report on Form 10-K.

Dated: March 23, 2017
/s/ P&E Mining Consultants Inc.
Eugene Puritch, P.Eng.
President